Exhibit 99

News Release	MGIC Homeownership Today
MGIC Investment Corporation
New York Stock Exchange Common Stock Symbol - MTG
MGIC Plaza, P.O. Box 488, Milwaukee, WI 53201

Investor Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike.zimmerman@mgic.com
Media Contact:	Katie Monfre, Corporate Communications, (414) 347-2650, katie.monfre@mgic.com

MGIC Investment Corporation Reports Fourth Quarter 2015 Results
Records Fourth Quarter 2015 Net Income of $102.4 Million or $0.24 Diluted Net Income per Share
Full Year 2015 Earnings of $2.60 Per Diluted Share, Including $1.47 from the Reversal of the Company's Deferred Tax Asset Valuation Allowance
Adjusted Full Year 2015 Earnings of $1.13 Per Diluted Share, Excluding the Deferred Tax Asset Valuation Allowance Reversal

MILWAUKEE (January 21, 2016) - MGIC Investment Corporation (NYSE: MTG) today reported net income for the quarter ended December 31, 2015 of $102.4 million, or $0.24 per diluted share, including the $11.5 million impact relating to an adjustment to the reversal of the Company’s deferred tax asset valuation allowance in the third quarter of 2015. Excluding the impact of the adjustment to the deferred tax asset valuation allowance reversal, adjusted net income for the fourth quarter of 2015, would have been $113.9 million, or $0.26 per diluted share, compared with net income of $75.1 million, or $0.19 per diluted share for the same quarter a year ago. Net income for the full year 2015 was $1,172.0 million, or $2.60 per diluted share, including the $686.7 million impact relating to the reversal of the Company's deferred tax asset valuation allowance. Excluding the impact of the deferred tax asset valuation allowance reversal, adjusted net income for the full year 2015, would have been $485.3 million, or $1.13 per diluted share, compared with net income of $251.9 million, or $0.64 per diluted share for the full year 2014. We are presenting a non-GAAP financial measure "Adjusted net income" to increase the comparability between periods of our financial results.

Patrick Sinks, CEO of MTG and Mortgage Guaranty Insurance Corporation ("MGIC"), said, "In 2015 we focused our efforts on positioning the company for growth and this is best reflected in the addition of $43.0 billion of high quality new insurance to our growing insurance in force. We also continued to experience positive trends on pre-2009 business relative to new delinquent notices, paid claims, and the declining delinquent inventory and I am pleased to report that as of December 31, 2015 we are compliant with the financial requirements of PMIERS.”

Sinks added, “We will be revising our premium rate cards and expect that the new premium rate structure will generate comparable returns across the spectrum of loans we insure. Importantly we expect that the revised rates will result in life-time after tax returns that are consistent with, not lower than, the mid-teens returns we expect to earn after considering reinsurance. The revisions will also reflect the associated capital charges of PMIERs and the current marketplace dynamics. As a result of these changes we expect to write modestly less business than we did in 2015, however, we expect modest growth in the insurance in force portfolio. Further we anticipate that the number of new notices, claims paid and delinquent inventory should continue to decline and we are well positioned to provide credit enhancement and low down payment solutions to lenders, GSEs and borrowers, now, and in the future.”

Notable items for the quarter include:

	Q4 2015		Q4 2014	Change
New Insurance Written (billions)	$9.8		$9.5	3.1%
Insurance in force (billions)	$174.5		$164.9	5.8%
Primary Delinquent Inventory (# loans)	62,633		79,901	(21.6)%
Annual Persistency (1)	79.7%		82.8%
Consolidated Risk-to-capital ratio	13.6:1	(2)	16.4:1
GAAP Loss Ratio	42.0%		54.8%
GAAP Underwriting Expense Ratio (3)	13.9%		13.9%

1) As of December 31, 2) preliminary as of December 31, 2015, 3) insurance operations
Total revenues for the fourth quarter were $257.9 million, compared with $240.4 million in the fourth quarter last year. Net premiums written for the quarter were $241.1 million, compared with $227.7 million for the same period last year. Net premiums written for the full year 2015 were $1,020.3 million, compared with $882.0 million for the full year 2014.

New insurance written in the fourth quarter was $9.8 billion, compared to $9.5 billion in the fourth quarter 2014.  New insurance written for the full year 2015 was $43.0 billion compared to $33.4 billion for the full year 2014.  Persistency, or the percentage of insurance remaining in force from one year prior, was 79.7 percent at December 31, 2015, compared with 82.8 percent at December 31, 2014, and 79.5 percent at December 31, 2013.

As of December 31, 2015, MGIC's primary insurance in force was $174.5 billion, compared with $164.9 billion at December 31, 2014, and $158.7 billion at December 31, 2013. The fair value of MGIC Investment Corporation's investment portfolio, cash and cash equivalents was $4.8 billion at December 31, 2015, compared with $4.8 billion at December 31, 2014, and $5.2 billion at December 31, 2013.

At December 31, 2015, the percentage of loans that were delinquent, excluding bulk loans, was 5.11 percent, compared with 6.65 percent at December 31, 2014, and 8.92 percent at December 31, 2013. Including bulk loans, the percentage of loans that were delinquent at December 31, 2015 was 6.31 percent, compared to 8.25 percent at December 31, 2014, and 10.76 percent at December 31, 2013.

Losses incurred in the fourth quarter were $95.1 million, compared to $117.1 million in the fourth quarter of 2014.  For the full year 2015, losses incurred were $343.5 million compared to $496.1 million in 2014. The decrease in losses incurred is primarily a result of fewer new delinquency notices received, a lower claim rate on new notices, and favorable reserve development.  Net underwriting and other expenses were $37.0 million in the fourth quarter, compared to $35.8 million reported for the same period last year.  For the full year 2015 net underwriting and other expenses were $164.4 million compared to $146.1 million in 2014.

Conference Call and Webcast Details
MGIC Investment Corporation will hold a conference call today, January 21, 2016, at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The conference call number is 1-888-453-6993. The call is being webcast and can be accessed at the company's website at http://mtg.mgic.com/ by clicking on the “Investor Information” button. A replay of the webcast will be available on the company’s website through February 21, 2016 under “Investor Information”.

About MGIC
MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, serves lenders throughout the United States, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality. At December 31, 2015, MGIC had $174.5 billion of primary insurance in force covering approximately one million mortgages.

From time to time MGIC Investment Corporation releases important information via postings on its corporate website, including corrections of previous disclosures, without making any other disclosure and intends to continue to do so in the future. Investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information can be found at http://mtg.mgic.com under Investor Information.

Safe Harbor Statement
Forward Looking Statements and Risk Factors:
Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission (“SEC”). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.
    In addition, the current period financial results included in this press release may be affected by additional information that arises prior to the filing of our annual report Form 10-K for the year ended December 31, 2015.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2015	2014	2015	2014

Net premiums written	$241,061	$227,652	$1,020,277	$881,962
Net premiums earned	$226,192	$213,589	$896,222	$844,371
Investment income	27,926	23,956	103,741	87,647
Net realized investment gains:
Total other-than-temporary impairment losses	—	(144)	—	(144)
Portion of loss recognized in other comprehensive income (loss), before taxes	—	—	—	—

Net impairment losses recognized in earnings	—	(144)	—	(144)
Other realized investment gains	1,228	578	28,361	1,501
Net realized investment gains	1,228	434	28,361	1,357
Other revenue	2,580	2,385	12,457	8,422
Total revenues	257,926	240,364	1,040,781	941,797
Losses and expenses:
Losses incurred	95,066	117,074	343,547	496,077
Change in premium deficiency reserve	—	(4,960)	(23,751)	(24,710)
Underwriting and other expenses, net	37,023	35,767	164,366	146,059
Interest expense	16,835	17,374	68,932	69,648
Total losses and expenses	148,924	165,255	553,094	687,074
Income before tax	109,002	75,109	487,687	254,723
Provision for (benefit from) income taxes	6,584	681	(684,313)	2,774
Net income	$102,418	$74,428	$1,172,000	$251,949
Diluted earnings per share	$0.24	$0.19	$2.60	$0.64

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
EARNINGS PER SHARE (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2015	2014	2015	2014
Net income	$102,418	$74,428	$1,172,000	$251,949
Interest expense, net of tax (1):
2% Convertible Senior Notes due 2020	1,982	3,049	7,928	12,197
5% Convertible Senior Notes due 2017	3,078	4,692	12,228	—
9% Convertible Junior Subordinated Debentures due 2063	5,696	—	22,786	—
Diluted income available to common shareholders	$113,174	$82,169	$1,214,942	$264,146

Weighted average shares - basic	339,697	338,626	339,552	338,523
Effect of dilutive securities:
Unvested restricted stock units	2,071	3,125	2,113	3,082
2% Convertible Senior Notes due 2020	71,942	71,942	71,942	71,942
5% Convertible Senior Notes due 2017	25,385	25,670	25,599	—
9% Convertible Junior Subordinated Debentures due 2063	28,854	—	28,854	—
Weighted average common shares outstanding - diluted	467,949	439,363	468,060	413,547
Diluted income per share	$0.24	$0.19	$2.60	$0.64

(1) Due to the valuation allowance, the three months and year ended December 31, 2014 were not tax effected. The three months and year ended December 31, 2015 have been tax effected at a rate of 35%.

Presentation of Non-GAAP Financial Measures:

In addition to the GAAP financial measures, we have presented a non-GAAP financial measure "Adjusted net income" to increase the comparability between periods of our financial results. Adjusted net income adjusts GAAP Net income to remove the effects of substantial non-recurring items that are not viewed as part of the operating performance of our primary activities. We have also presented the impact on our diluted earnings per share from net realized gains (losses) on investments, which are highly discretionary in nature and can vary significantly between periods.

	Three Months Ended December 31,		Year Ended December 31,
Non-GAAP Financial Measures:	2015	2014	2015	2014
Adjusted net income and adjusted diluted earnings per share (EPS):
Net income	$102,418	$74,428	$1,172,000	$251,949
Discrete change in the valuation allowance for deferred tax assets (DTAs) realizable in future years	(11,480)	—	686,655	—
Adjusted net income	$113,898	$74,428	$485,345	$251,949
Weighted average common shares outstanding - diluted	467,949	439,363	468,060	413,547

Diluted EPS	$0.24	$0.19	$2.60	$0.64
Diluted EPS contribution from change in the valuation allowance	(0.02)	—	1.47	—
Adjusted diluted EPS	$0.26	$0.19	$1.13	$0.64

Diluted EPS contribution from realized gains:
Net realized investment gains	$1,228	$434	$28,361	$1,357
Income taxes at 35% (2)	(430)	—	(9,926)	—
After tax realized gains, net	$798	$434	$18,435	$1,357
Weighted average common shares outstanding - diluted	467,949	439,363	468,060	413,547
Diluted EPS contribution from net realized gains	$—	$—	$0.04	$—

(2) Due to the valuation allowance, prior year income taxes provided were not affected by realized gains or losses.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,	December 31,
(In thousands, except per share data)	2015	2014	2013
ASSETS
Investments (1)	$4,663,206	$4,612,669	$4,866,819
Cash and cash equivalents	181,120	215,094	350,132
Prepaid reinsurance premiums	166	47,623	36,243
Reinsurance recoverable on loss reserves (2)	44,487	57,841	64,085
Home office and equipment, net	30,095	28,693	26,185
Deferred insurance policy acquisition costs	15,241	12,240	9,721
Deferred income taxes, net	762,080	—	—
Other assets	183,150	292,274	248,205
Total assets	$5,879,545	$5,266,434	$5,601,390

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Loss reserves (2)	$1,893,402	$2,396,807	$3,061,401
Premium deficiency reserve	—	23,751	48,461
Unearned premiums	279,973	203,414	154,479
Senior notes	—	61,918	82,773
Convertible senior notes	833,503	845,000	845,000
Convertible junior debentures	389,522	389,522	389,522
Other liabilities	247,005	309,119	275,216
Total liabilities	3,643,405	4,229,531	4,856,852
Shareholders' equity	2,236,140	1,036,903	744,538
Total liabilities and shareholders' equity	$5,879,545	$5,266,434	$5,601,390
Book value per share (3)	$6.58	$3.06	$2.20

(1) Investments include net unrealized gains (losses) on securities	$(26,567)	$7,152	$(84,634)
(2) Loss reserves, net of reinsurance recoverable on loss reserves	$1,848,915	$2,338,966	$2,997,316
(3) Shares outstanding	339,657	338,560	337,758

Additional Information

	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015
New primary insurance written (NIW) (billions)	$10.4	$9.5	$9.0	$11.8	$12.4	$9.8

Monthly premium plans (1)	8.8	7.9	6.9	9.5	10.2	7.7
Single premium plans	1.6	1.6	2.1	2.3	2.2	2.1

Direct average premium rate (bps)
Monthly (1)	63.8	65.5	63.6	63.1	63.0	64.6
Singles	196.0	189.7	168.2	168.5	176.1	159.8

New primary risk written (billions)	$2.7	$2.4	$2.2	$3.0	$3.2	$2.5

Product mix as a % of primary flow NIW
>95% LTVs	2%	2%	3%	5%	5%	5%
Singles	15%	17%	23%	20%	18%	22%
Refinances	12%	17%	29%	20%	12%	17%

Primary Insurance In Force (IIF) (billions) (2)	$162.4	$164.9	$166.1	$168.8	$172.7	$174.5
Flow	$150.2	$153.0	$154.5	$157.5	$161.8	$164.0
Bulk	$12.2	$11.9	$11.6	$11.3	$10.9	$10.5

Prime (620 & >)	$146.5	$149.6	$151.2	$154.5	$158.9	$161.3
A minus (575 - 619)	$6.2	$6.0	$5.8	$5.6	$5.4	$5.2
Sub-Prime (< 575)	$1.8	$1.7	$1.7	$1.6	$1.6	$1.5
Reduced Doc (All FICOs)	$7.9	$7.6	$7.4	$7.1	$6.8	$6.5

Annual Persistency	82.8%	82.8%	81.6%	80.4%	80.0%	79.7%

Primary Risk In Force (RIF) (billions) (2)	$42.3	$42.9	$43.2	$44.0	$45.0	$45.5
Prime (620 & >)	$38.0	$38.7	$39.1	$40.1	$41.2	$41.8
A minus (575 - 619)	$1.7	$1.6	$1.6	$1.5	$1.5	$1.4
Sub-Prime (< 575)	$0.5	$0.5	$0.5	$0.5	$0.5	$0.5
Reduced Doc (All FICOs)	$2.1	$2.1	$2.0	$1.9	$1.8	$1.8

RIF by FICO
FICO 620 & >	94.1%	94.4%	94.6%	94.9%	95.1%	95.4%
FICO 575 - 619	4.5%	4.3%	4.1%	3.9%	3.7%	3.5%
FICO < 575	1.4%	1.3%	1.3%	1.2%	1.2%	1.1%

Average Coverage Ratio (RIF/IIF) (2)
Total	26.0%	26.0%	26.0%	26.0%	26.1%	26.1%
Prime (620 & >)	25.9%	25.9%	25.9%	25.9%	25.9%	25.9%
A minus (575 - 619)	27.6%	27.6%	27.6%	27.6%	27.6%	27.6%
Sub-Prime (< 575)	29.0%	29.0%	29.0%	29.0%	29.0%	29.0%
Reduced Doc (All FICOs)	26.9%	27.0%	26.9%	27.0%	27.0%	27.0%

	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015
Average Loan Size (thousands) (2)
Total IIF	$169.05	$170.24	$171.05	$172.37	$174.58	$175.89
Flow	$170.74	$172.07	$172.88	$174.23	$176.61	$178.03
Bulk	$150.77	$149.75	$149.90	$149.93	$149.00	$148.15

Prime (620 & >)	$171.72	$172.99	$173.84	$175.17	$177.32	$178.69
A minus (575 - 619)	$126.81	$126.42	$126.14	$125.93	$127.33	$126.87
Sub-Prime (< 575)	$117.97	$117.31	$116.85	$116.93	$117.32	$116.69
Reduced Doc (All FICOs)	$182.02	$181.48	$181.26	$181.13	$182.68	$182.61

Primary IIF - # of loans (2)	960,849	968,748	970,931	979,202	989,020	992,188
Prime (620 & >)	853,488	864,842	869,805	881,935	896,055	902,518
A minus (575 - 619)	48,727	47,165	45,755	44,015	42,163	40,713
Sub-Prime (< 575)	15,264	14,853	14,577	13,978	13,440	13,070
Reduced Doc (All FICOs)	43,370	41,888	40,794	39,274	37,362	35,887

Primary IIF - Default Roll Forward - # of Loans
Beginning Default Inventory	85,416	83,154	79,901	72,236	66,357	64,642
New Notices	22,927	21,393	18,896	17,451	19,509	18,459
Cures	(19,582)	(19,196)	(21,767)	(17,897)	(17,036)	(16,910)
Paids (including those charged to a deductible or captive)	(5,288)	(5,074)	(4,573)	(4,140)	(3,958)	(3,333)
Rescissions and denials	(319)	(183)	(221)	(172)	(230)	(225)
Items removed from inventory resulting from rescission settlement (6)	—	(193)	—	(1,121)	—	—
Ending Default Inventory	83,154	79,901	72,236	66,357	64,642	62,633	(5)

Primary claim received inventory included in ending default inventory	5,194	4,746	4,448	3,440	2,982	2,769	(5)

Composition of Cures (7)
Reported delinquent and cured intraquarter	6,205	5,674	6,887	4,620	5,185	5,110

Number of payments delinquent prior to cure
3 payments or less	7,989	8,420	9,516	7,721	7,146	7,714
4-11 payments	3,651	3,463	3,688	3,789	3,005	2,836
12 payments or more	1,737	1,639	1,676	1,767	1,700	1,250
Total Cures in Quarter	19,582	19,196	21,767	17,897	17,036	16,910

Composition of Paids (7)
Number of payments delinquent at time of claim payment
3 payments or less	25	11	12	16	20	18
4-11 payments	550	528	550	435	374	304
12 payments or more	4,713	4,535	4,011	3,689	3,564	3,011
Total Paids in Quarter	5,288	5,074	4,573	4,140	3,958	3,333

	Q3 2014		Q4 2014		Q1 2015		Q2 2015		Q3 2015		Q4 2015
Aging of Primary Default Inventory
Consecutive months in default
3 months or less	16,209	19%	15,319	19%	11,604	16%	12,545	19%	13,991	22%	13,053	21%	(5)
4-11 months	18,890	23%	19,710	25%	18,940	26%	15,487	23%	14,703	23%	15,763	25%	(5)
12 months or more	48,055	58%	44,872	56%	41,692	58%	38,325	58%	35,948	55%	33,817	54%	(5)

Number of payments delinquent
3 payments or less	23,769	28%	23,253	29%	19,159	27%	19,274	29%	20,637	32%	20,360	33%	(5)
4-11 payments	18,985	23%	19,427	24%	18,372	25%	15,710	24%	14,890	23%	15,092	24%	(5)
12 payments or more	40,400	49%	37,221	47%	34,705	48%	31,373	47%	29,115	45%	27,181	43%	(5)

Primary IIF - # of Delinquent Loans (2)	83,154		79,901		72,236		66,357		64,642		62,633
Flow	61,323		59,111		53,390		49,507		48,436		47,088
Bulk	21,831		20,790		18,846		16,850		16,206		15,545

Prime (620 & >)	52,301		50,307		45,416		42,233		41,284		40,214
A minus (575 - 619)	13,474		13,021		11,639		10,921		10,764		10,451
Sub-Prime (< 575)	5,477		5,228		4,654		4,274		4,177		4,080
Reduced Doc (All FICOs)	11,902		11,345		10,527		8,929		8,417		7,888

Primary IIF Default Rates (2)	8.65%		8.25%		7.44%		6.78%		6.54%		6.31%
Flow	6.97%		6.65%		5.98%		5.48%		5.29%		5.11%
Bulk	26.89%		26.23%		24.33%		22.42%		22.26%		21.89%

Prime (620 & >)	6.13%		5.82%		5.22%		4.79%		4.61%		4.46%
A minus (575 - 619)	27.65%		27.61%		25.44%		24.81%		25.53%		25.67%
Sub-Prime (< 575)	35.88%		35.2%		31.93%		30.58%		31.08%		31.22%
Reduced Doc (All FICOs)	27.44%		27.08%		25.81%		22.74%		22.53%		21.98%

Reserves
Primary
Direct Loss Reserves (millions)	$2,362		$2,246		$2,112		$1,993		$1,877		$1,807
Average Direct Reserve Per Default	$28,404		$28,107		$29,233		$30,033		$29,032		$28,859
Pool
Direct loss reserves (millions)	$69		$65		$57		$52		$49		$43
Ending default inventory	4,525		3,797		3,350		3,129		2,950		2,739
Pool claim received inventory included in ending default inventory	86		99		88		97		75		60
Reserves related to Freddie Mac settlement (millions)	$94		$84		$73		$63		$52		$42
Other Gross Reserves (millions) (4)	$3		$2		$3		$3		$2		$1

	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015		Q4 2015

Net Paid Claims (millions) (2) (8)	$263	$248	$232	$222	$207		$188
Flow	$196	$189	$167	$150	$143		$125
Bulk	$46	$36	$50	$46	$47		$39
Prior rescission settlement (6)	—	$6	—	$10	$—		$—
Pool - with aggregate loss limits	$6	$3	$4	$5	$3		$4
Pool - without aggregate loss limits	$3	$3	$2	$3	$3		$2
Pool - Freddie Mac settlement	$11	$10	$11	$10	$11		$10
Reinsurance	$(7)	$(7)	$(8)	$(8)	$(5)		$(2)
Other (4)	$8	$8	$6	$6	$5		$10
Reinsurance terminations (8)	$—	$—	$—	$—	$(15)		$—

Prime (620 & >)	$168	$168	$146	$132	$123		$109
A minus (575 - 619)	$28	$25	$27	$24	$24		$20
Sub-Prime (< 575)	$9	$7	$9	$12	$9		$7
Reduced Doc (All FICOs)	$37	$31	$35	$38	$34		$28

Primary Average Claim Payment (thousands) (2)	$45.8	$45.0	$47.4	$48.6	$48.2		$49.1
Flow	$43.5	$44.6	$44.2	$45.1	$44.8		$45.6
Bulk	$59.2	$47.3	$61.8	$63.3	$62.2		$65.7

Prime (620 & >)	$43.7	$45.0	$44.7	$45.9	$44.8		$46.0
A minus (575 - 619)	$43.3	$43.4	$47.8	$44.5	$45.4		$50.3
Sub-Prime (< 575)	$45.7	$46.0	$48.4	$53.6	$53.6		$48.1
Reduced Doc (All FICOs)	$63.1	$59.4	$62.1	$67.2	$67.3		$68.5

Reinsurance excluding captives
% insurance inforce subject to reinsurance	54.3%	56%	57.1%	59.5%	71.9%		72.9%
% Quarterly NIW subject to reinsurance	90.1%	87.4%	85.2%	97.9%	90.6%		89.5%
Ceded premium written (millions)	$27.7	$27.6	$27.1	$30.9	$(46.8)	(10)	$30.0
Ceded premium earned (millions)	$23.7	$24.2	$24.6	$23.0	$11.0	(10)	$30.0
Ceded losses incurred (millions)	$4.7	$4.8	$4.9	$1.2	$4.2		$7.2
Ceding commissions (millions) (included in underwriting and other expenses)	$9.9	$10.0	$10.1	$11.7	$(2.4)	(10)	$11.4
Profit commission (millions) (included in ceded premiums)	$21.9	$22.5	$23.5	$27.5	$34.9	(10)	$27.0

Direct Pool RIF (millions)
With aggregate loss limits	$331	$303	$287	$282	$279		$271
Without aggregate loss limits	$536	$505	$479	$456	$418		$388

Mortgage Guaranty Insurance Corporation - Risk to Capital	15.0:1	14.6:1	13.7:1	13.2:1	12.3:1		12.1:1	(9)
MGIC Indemnity Corporation - Risk to Capital	1.1:1	1.1:1	1.0:1	0.9:1	0.9:1		3.6:1	(9)
Combined Insurance Companies - Risk to Capital	17.0:1	16.4:1	15.4:1	14.8:1	13.6:1		13.6:1	(9)

Additional Information

	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015
New primary insurance written (NIW) (billions)	$10.4	$9.5	$9.0	$11.8	$12.4	$9.8

Monthly premium plans (1)	8.8	7.9	6.9	9.5	10.2	7.7
Single premium plans	1.6	1.6	2.1	2.3	2.2	2.1

Direct average premium rate (bps)
Monthly (1)	63.8	65.5	63.6	63.1	63.0	64.6
Singles	196.0	189.7	168.2	168.5	176.1	159.8

New primary risk written (billions)	$2.7	$2.4	$2.2	$3.0	$3.2	$2.5

Product mix as a % of primary flow NIW
>95% LTVs	2%	2%	3%	5%	5%	5%
Singles	15%	17%	23%	20%	18%	22%
Refinances	12%	17%	29%	20%	12%	17%

Primary Insurance In Force (IIF) (billions) (2)	$162.4	$164.9	$166.1	$168.8	$172.7	$174.5
Flow	$150.2	$153.0	$154.5	$157.5	$161.8	$164.0
Bulk	$12.2	$11.9	$11.6	$11.3	$10.9	$10.5

Prime (620 & >)	$146.5	$149.6	$151.2	$154.5	$158.9	$161.3
A minus (575 - 619)	$6.2	$6.0	$5.8	$5.6	$5.4	$5.2
Sub-Prime (< 575)	$1.8	$1.7	$1.7	$1.6	$1.6	$1.5
Reduced Doc (All FICOs)	$7.9	$7.6	$7.4	$7.1	$6.8	$6.5

Annual Persistency	82.8%	82.8%	81.6%	80.4%	80.0%	79.7%

Primary Risk In Force (RIF) (billions) (2)	$42.3	$42.9	$43.2	$44.0	$45.0	$45.5
Prime (620 & >)	$38.0	$38.7	$39.1	$40.1	$41.2	$41.8
A minus (575 - 619)	$1.7	$1.6	$1.6	$1.5	$1.5	$1.4
Sub-Prime (< 575)	$0.5	$0.5	$0.5	$0.5	$0.5	$0.5
Reduced Doc (All FICOs)	$2.1	$2.1	$2.0	$1.9	$1.8	$1.8

RIF by FICO
FICO 620 & >	94.1%	94.4%	94.6%	94.9%	95.1%	95.4%
FICO 575 - 619	4.5%	4.3%	4.1%	3.9%	3.7%	3.5%
FICO < 575	1.4%	1.3%	1.3%	1.2%	1.2%	1.1%

Average Coverage Ratio (RIF/IIF) (2)
Total	26.0%	26.0%	26.0%	26.0%	26.1%	26.1%
Prime (620 & >)	25.9%	25.9%	25.9%	25.9%	25.9%	25.9%
A minus (575 - 619)	27.6%	27.6%	27.6%	27.6%	27.6%	27.6%
Sub-Prime (< 575)	29.0%	29.0%	29.0%	29.0%	29.0%	29.0%
Reduced Doc (All FICOs)	26.9%	27.0%	26.9%	27.0%	27.0%	27.0%

	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015
Average Loan Size (thousands) (2)
Total IIF	$169.05	$170.24	$171.05	$172.37	$174.58	$175.89
Flow	$170.74	$172.07	$172.88	$174.23	$176.61	$178.03
Bulk	$150.77	$149.75	$149.90	$149.93	$149.00	$148.15

Prime (620 & >)	$171.72	$172.99	$173.84	$175.17	$177.32	$178.69
A minus (575 - 619)	$126.81	$126.42	$126.14	$125.93	$127.33	$126.87
Sub-Prime (< 575)	$117.97	$117.31	$116.85	$116.93	$117.32	$116.69
Reduced Doc (All FICOs)	$182.02	$181.48	$181.26	$181.13	$182.68	$182.61

Primary IIF - # of loans (2)	960,849	968,748	970,931	979,202	989,020	992,188
Prime (620 & >)	853,488	864,842	869,805	881,935	896,055	902,518
A minus (575 - 619)	48,727	47,165	45,755	44,015	42,163	40,713
Sub-Prime (< 575)	15,264	14,853	14,577	13,978	13,440	13,070
Reduced Doc (All FICOs)	43,370	41,888	40,794	39,274	37,362	35,887

Primary IIF - Default Roll Forward - # of Loans
Beginning Default Inventory	85,416	83,154	79,901	72,236	66,357	64,642
New Notices	22,927	21,393	18,896	17,451	19,509	18,459
Cures	(19,582)	(19,196)	(21,767)	(17,897)	(17,036)	(16,910)
Paids (including those charged to a deductible or captive)	(5,288)	(5,074)	(4,573)	(4,140)	(3,958)	(3,333)
Rescissions and denials	(319)	(183)	(221)	(172)	(230)	(225)
Items removed from inventory resulting from rescission settlement (6)	—	(193)	—	(1,121)	—	—
Ending Default Inventory	83,154	79,901	72,236	66,357	64,642	62,633	(5)

Primary claim received inventory included in ending default inventory	5,194	4,746	4,448	3,440	2,982	2,769	(5)

Composition of Cures (7)
Reported delinquent and cured intraquarter	6,205	5,674	6,887	4,620	5,185	5,110

Number of payments delinquent prior to cure
3 payments or less	7,989	8,420	9,516	7,721	7,146	7,714
4-11 payments	3,651	3,463	3,688	3,789	3,005	2,836
12 payments or more	1,737	1,639	1,676	1,767	1,700	1,250
Total Cures in Quarter	19,582	19,196	21,767	17,897	17,036	16,910

Composition of Paids (7)
Number of payments delinquent at time of claim payment
3 payments or less	25	11	12	16	20	18
4-11 payments	550	528	550	435	374	304
12 payments or more	4,713	4,535	4,011	3,689	3,564	3,011
Total Paids in Quarter	5,288	5,074	4,573	4,140	3,958	3,333

	Q3 2014		Q4 2014		Q1 2015		Q2 2015		Q3 2015		Q4 2015
Aging of Primary Default Inventory
Consecutive months in default
3 months or less	16,209	19%	15,319	19%	11,604	16%	12,545	19%	13,991	22%	13,053	21%	(5)
4-11 months	18,890	23%	19,710	25%	18,940	26%	15,487	23%	14,703	23%	15,763	25%	(5)
12 months or more	48,055	58%	44,872	56%	41,692	58%	38,325	58%	35,948	55%	33,817	54%	(5)

Number of payments delinquent
3 payments or less	23,769	28%	23,253	29%	19,159	27%	19,274	29%	20,637	32%	20,360	33%	(5)
4-11 payments	18,985	23%	19,427	24%	18,372	25%	15,710	24%	14,890	23%	15,092	24%	(5)
12 payments or more	40,400	49%	37,221	47%	34,705	48%	31,373	47%	29,115	45%	27,181	43%	(5)

Primary IIF - # of Delinquent Loans (2)	83,154		79,901		72,236		66,357		64,642		62,633
Flow	61,323		59,111		53,390		49,507		48,436		47,088
Bulk	21,831		20,790		18,846		16,850		16,206		15,545

Prime (620 & >)	52,301		50,307		45,416		42,233		41,284		40,214
A minus (575 - 619)	13,474		13,021		11,639		10,921		10,764		10,451
Sub-Prime (< 575)	5,477		5,228		4,654		4,274		4,177		4,080
Reduced Doc (All FICOs)	11,902		11,345		10,527		8,929		8,417		7,888

Primary IIF Default Rates (2)	8.65%		8.25%		7.44%		6.78%		6.54%		6.31%
Flow	6.97%		6.65%		5.98%		5.48%		5.29%		5.11%
Bulk	26.89%		26.23%		24.33%		22.42%		22.26%		21.89%

Prime (620 & >)	6.13%		5.82%		5.22%		4.79%		4.61%		4.46%
A minus (575 - 619)	27.65%		27.61%		25.44%		24.81%		25.53%		25.67%
Sub-Prime (< 575)	35.88%		35.2%		31.93%		30.58%		31.08%		31.22%
Reduced Doc (All FICOs)	27.44%		27.08%		25.81%		22.74%		22.53%		21.98%

Reserves
Primary
Direct Loss Reserves (millions)	$2,362		$2,246		$2,112		$1,993		$1,877		$1,807
Average Direct Reserve Per Default	$28,404		$28,107		$29,233		$30,033		$29,032		$28,859
Pool
Direct loss reserves (millions)	$69		$65		$57		$52		$49		$43
Ending default inventory	4,525		3,797		3,350		3,129		2,950		2,739
Pool claim received inventory included in ending default inventory	86		99		88		97		75		60
Reserves related to Freddie Mac settlement (millions)	$94		$84		$73		$63		$52		$42
Other Gross Reserves (millions) (4)	$3		$2		$3		$3		$2		$1

	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015		Q4 2015

Net Paid Claims (millions) (2) (8)	$263	$248	$232	$222	$207		$188
Flow	$196	$189	$167	$150	$143		$125
Bulk	$46	$36	$50	$46	$47		$39
Prior rescission settlement (6)	—	$6	—	$10	$—		$—
Pool - with aggregate loss limits	$6	$3	$4	$5	$3		$4
Pool - without aggregate loss limits	$3	$3	$2	$3	$3		$2
Pool - Freddie Mac settlement	$11	$10	$11	$10	$11		$10
Reinsurance	$(7)	$(7)	$(8)	$(8)	$(5)		$(2)
Other (4)	$8	$8	$6	$6	$5		$10
Reinsurance terminations (8)	$—	$—	$—	$—	$(15)		$—

Prime (620 & >)	$168	$168	$146	$132	$123		$109
A minus (575 - 619)	$28	$25	$27	$24	$24		$20
Sub-Prime (< 575)	$9	$7	$9	$12	$9		$7
Reduced Doc (All FICOs)	$37	$31	$35	$38	$34		$28

Primary Average Claim Payment (thousands) (2)	$45.8	$45.0	$47.4	$48.6	$48.2		$49.1
Flow	$43.5	$44.6	$44.2	$45.1	$44.8		$45.6
Bulk	$59.2	$47.3	$61.8	$63.3	$62.2		$65.7

Prime (620 & >)	$43.7	$45.0	$44.7	$45.9	$44.8		$46.0
A minus (575 - 619)	$43.3	$43.4	$47.8	$44.5	$45.4		$50.3
Sub-Prime (< 575)	$45.7	$46.0	$48.4	$53.6	$53.6		$48.1
Reduced Doc (All FICOs)	$63.1	$59.4	$62.1	$67.2	$67.3		$68.5

Reinsurance excluding captives
% insurance inforce subject to reinsurance	54.3%	56%	57.1%	59.5%	71.9%		72.9%
% Quarterly NIW subject to reinsurance	90.1%	87.4%	85.2%	97.9%	90.6%		89.5%
Ceded premium written (millions)	$27.7	$27.6	$27.1	$30.9	$(46.8)	(10)	$30.0
Ceded premium earned (millions)	$23.7	$24.2	$24.6	$23.0	$11.0	(10)	$30.0
Ceded losses incurred (millions)	$4.7	$4.8	$4.9	$1.2	$4.2		$7.2
Ceding commissions (millions) (included in underwriting and other expenses)	$9.9	$10.0	$10.1	$11.7	$(2.4)	(10)	$11.4
Profit commission (millions) (included in ceded premiums)	$21.9	$22.5	$23.5	$27.5	$34.9	(10)	$27.0

Direct Pool RIF (millions)
With aggregate loss limits	$331	$303	$287	$282	$279		$271
Without aggregate loss limits	$536	$505	$479	$456	$418		$388

Mortgage Guaranty Insurance Corporation - Risk to Capital	15.0:1	14.6:1	13.7:1	13.2:1	12.3:1		12.1:1	(9)
MGIC Indemnity Corporation - Risk to Capital	1.1:1	1.1:1	1.0:1	0.9:1	0.9:1		3.6:1	(9)
Combined Insurance Companies - Risk to Capital	17.0:1	16.4:1	15.4:1	14.8:1	13.6:1		13.6:1	(9)

	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015
GAAP loss ratio (insurance operations only) (3)	55.1%	54.8%	37.6%	42.3%	32.0%	42.0%
GAAP underwriting expense ratio (insurance operations only)	14.9%	13.9%	16.4%	15.0%	14.4%	13.9%

Note: The FICO credit score for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used.

Note: The results of our operations in Australia are included in the financial statements in this document but the additional information in this document does not include our Australian operations, unless otherwise noted, which are immaterial.

Note: Average claim paid may vary from period to period due to amounts associated with mitigation efforts.

(1) Includes loans with annual and split payments

(2) In accordance with industry practice, loans approved by GSE and other automated underwriting (AU) systems under "doc waiver" programs that do not require verification of borrower income are classified by MGIC as "full doc." Based in part on information provided by the GSEs, MGIC estimates full doc loans of this type were approximately 4% of 2007 NIW. Information for other periods is not available. MGIC understands these AU systems grant such doc waivers for loans they judge to have higher credit quality. MGIC also understands that the GSEs terminated their "doc waiver" programs in the second half of 2008. Reduced documentation loans only appear in the reduced documentation category and do not appear in any of the other categories.

(3) As calculated, does not reflect any effects due to premium deficiency.

(4) Includes Australian operations

(5) Includes rescissions of coverage on loans covered by a probable settlement, which as of December 31, 2015, was approximately 435 loans.

(6) Refer to our risk factor titled "We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future" for information about our rescission settlements.

(7) Q4 2014 and Q2 2015 exclude items associated with rescission settlements.

(8) Net paid claims, as presented, does not include amounts received in conjunction with terminations or commutations of reinsurance agreements. In a termination or commutation, the agreement is cancelled, with no future premium ceded and funds for any incurred but unpaid losses transferred to us. The transferred funds result in an increase in the investment portfolio (including cash and cash equivalents) and there is a corresponding decrease in reinsurance recoverable on loss reserves. This results in an increase in net loss reserves, which is offset by a decrease in net losses paid.

(9) Preliminary

(10) In the third quarter of 2015, the April 2013 quota share reinsurance agreement was restructured via a commutation and new agreement. The effects of the new agreement for the third quarter of 2015 were as follows (in millions):

Ceded premium written	$22.6
Ceded premium earned	$22.6
Ceding commissions	$9.2
Profit commissions	$23.3

Risk Factors

As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires; “MGIC” refers to Mortgage Guaranty Insurance Corporation; and “MIC” refers to MGIC Indemnity Corporation.
Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and / or increase our losses.
Our private mortgage insurance competitors include:

•	Arch Mortgage Insurance Company,

•	Essent Guaranty, Inc.,

•	Genworth Mortgage Insurance Corporation,

•	National Mortgage Insurance Corporation,

•	Radian Guaranty Inc., and

•	United Guaranty Residential Insurance Company.
The level of competition, including price competition, within the private mortgage insurance industry has intensified over the past several years and is not expected to diminish. Lender demand and the discounted pricing for lender-paid single premium policies, have generally increased the percentage of the industry’s and MGIC’s new insurance written under those policies over the past several years. During most of 2013, when almost all of our lender-paid single premium rates were above those most commonly used in the market, lender-paid single premium policies were approximately 4% of our total new insurance written; they were approximately 11% in 2014; and 17% in 2015. The increases compared to 2014 were primarily a result of our selectively matching reduced rates. Prior to the fourth quarter of 2014, we did not use our rate card’s authority to adjust premiums to offer significant discounts from our standard lender-paid single premium policy rate card. The average discount from our rate card on lender-paid single premium policies was 5% in the fourth quarter of 2014 and 13% in 2015. Given the 2015 pricing environment, an increase in the percentage of business written as lender-paid single premium policies, all other things equal, decreased our weighted average premium rates on new insurance written.
The private mortgage insurer eligibility requirements (the “PMIERs”) of Fannie Mae and Freddie Mac (the “GSEs”) require more Minimum Required Assets be maintained by a private mortgage insurer for loans dated on or after January 1, 2016, that are insured under lender-paid mortgage insurance policies or other policies that are not subject to automatic termination under the Homeowners Protection Act (“HPA”) or an automatic termination consistent with the HPA termination requirements for borrower-paid mortgage insurance. This requirement may reduce our future returns because we will be required to maintain more Available Assets in connection with a portion of our business.
In January 2016, we announced our intention to revise our premium rate cards in the near future. We expect that this will result in a decrease in premium rates on some higher-FICO loans and an increase in premium rates on some lower-FICO loans. If we do not revise our premium rates in this manner, we believe lenders may select our competitors to insure higher-FICO loans because, in many cases, they currently offer lower premiums rates for those loans and lenders may select MGIC to insure lower-FICO loans because, in many cases, we currently offer lower rates for those loans. We expect that our premium rate changes will modestly decrease our new insurance written and premium yield on new insurance written from 2015 levels, but will result in returns on a portfolio basis that are comparable to those we expect to earn on the business we wrote in 2015, after considering the effects of reinsurance.
During 2014 and 2015, approximately 4% and 5%, respectively, of our new insurance written was for loans for which one lender was the original insured. Our relationships with our customers could be adversely affected by a variety of factors, including premium rates higher than can be obtained from competitors, tightening of and adherence to our underwriting requirements, which may result in our declining to insure some of the loans originated by our customers, and insurance rescissions that affect the customer.

We have ongoing discussions with lenders who are significant customers regarding their objections to our rescissions.
In the past several years, we believe many lenders considered financial strength and compliance with the State Capital Requirements (discussed below) as important factors when selecting a mortgage insurer. Lenders may consider expected future compliance with the PMIERs important when selecting a mortgage insurer in the future. As noted below, MGIC is in compliance with the financial requirements of the PMIERs and we expect MGIC’s Available Assets to continue to exceed its Minimum Required Assets under the PMIERs and its risk-to-capital ratio to continue to comply with the current State Capital Requirements. However, we cannot assure you that we will continue to comply with such requirements or that we will comply with any revised State Capital Requirements proposed by the National Association of Insurance Commissioners (“NAIC”). For more information, see our risk factors titled “We may not continue to meet the GSEs’ mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility” and “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”
We believe that financial strength ratings may be a significant consideration for participants seeking to secure credit enhancement in the non-GSE mortgage market, which includes most loans that are not “Qualified Mortgages” (for more information about “Qualified Mortgages,” see our risk factor titled “Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses”). While this market has been limited since the financial crisis, it may grow in the future. The financial strength ratings of our insurance subsidiaries are lower than those of some competitors and below investment grade levels; therefore, we may be competitively disadvantaged with some market participants. For each of MGIC and MIC, the financial strength rating from Moody’s is Ba1 (with a positive outlook) and from Standard & Poor’s is BB+ (with a positive outlook). It is possible that MGIC’s and MIC’s financial strength ratings could decline from these levels. Our ability to participate in the non-GSE market could depend on our ability to secure investment grade ratings for our mortgage insurance subsidiaries.
If the GSEs no longer operate in their current capacities, for example, due to legislative or regulatory action, we may be forced to compete in a new marketplace in which financial strength ratings play a greater role. If we are unable to compete effectively in the current or any future markets as a result of the financial strength ratings assigned to our mortgage insurance subsidiaries, our future new insurance written could be negatively affected.
The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.
Alternatives to private mortgage insurance include:

•	lenders using FHA, VA and other government mortgage insurance programs,

•	lenders and other investors holding mortgages in portfolio and self-insuring,

•
investors (including the GSEs) using risk mitigation techniques other than private mortgage insurance, such as obtaining insurance from non-mortgage insurers and engaging in credit-linked note transactions executed in the capital markets; using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage; or accepting credit risk without credit enhancement, and

•
lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

The FHA increased its share of the low down payment residential mortgages that were subject to FHA, VA or primary private mortgage insurance in each of the first three quarters of 2015. In the third quarter of 2015, the FHA accounted for 40.5% of all such mortgages, up from 32.5% in 2014. In the past ten years, the FHA’s share has been as low as 15.5% in 2006 and as high as 68.7% in 2009. Factors that influence the FHA’s market share include relative rates and fees, underwriting guidelines and loan limits of the FHA, VA, private mortgage insurers and the GSEs; flexibility for the FHA to establish new products as a result of federal legislation and programs; returns obtained by lenders for Ginnie Mae securitization of FHA-insured loans compared to those obtained from selling loans to Fannie Mae or Freddie Mac for securitization; and differences in policy terms, such as the ability of a borrower to cancel insurance coverage under certain circumstances. We cannot predict how these factors or the FHA’s share of new insurance written will change in the future.
In each of the second and third quarters of 2015, the VA accounted for 22.8% of all low down payment residential mortgages that were subject to FHA, VA or primary private mortgage insurance, down from 28.2% in the first quarter of 2015 (which had been its highest level in ten years), and down from 24.4% in 2014. The VA’s lowest market share in the past ten years was 5.4% in 2007. We believe that the VA’s market share has generally been increasing because the VA offers 100% LTV loans and charges a one-time funding fee that can be included in the loan amount but no additional monthly expense, and because of an increase in the number of borrowers that are eligible for the VA’s program.
Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.
The business practices of the GSEs affect the entire relationship between them, lenders and mortgage insurers and include:

•
the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters (which may be changed by federal legislation), when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level price adjustments and guaranty fees (which result in higher costs to borrowers) that the GSEs assess on loans that require mortgage insurance,

•	whether the GSEs influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

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the underwriting standards that determine what loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law,

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs,

•	the terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase,

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the extent to which the GSEs intervene in mortgage insurers’ rescission practices or rescission settlement practices with lenders. For additional information, see our risk factor titled “We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future,” and

•	the maximum loan limits of the GSEs in comparison to those of the FHA and other investors.
The Federal Housing Finance Agency (“FHFA”) is the conservator of the GSEs and has the authority to control and direct their operations. The increased role that the federal government has assumed in the residential housing finance system through the GSE conservatorship may increase the likelihood that the business practices of the GSEs change in ways that have a material adverse effect on us and that the charters of the GSEs are changed by new federal legislation. The financial reform legislation that was passed in July 2010 (the “Dodd-Frank Act” or “Dodd-Frank”) required the U.S. Department of the Treasury to report its recommendations regarding options for ending the conservatorship of the GSEs. This report did not provide any definitive timeline for GSE reform; however, it did recommend using a combination of federal housing policy changes to wind down the GSEs, shrink the government’s footprint in housing finance (including FHA insurance), and help bring private capital back to the mortgage market. Since then, Members of Congress introduced several bills intended to change the business practices of the GSEs and the FHA; however, no legislation has been enacted. As a result of the matters referred to above, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the residential housing finance system in the future or the impact of any such changes on our business. In addition, the timing of the impact of any resulting changes on our business is uncertain. Most meaningful changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.
Dodd-Frank requires lenders to consider a borrower’s ability to repay a home loan before extending credit. The Consumer Financial Protection Bureau (“CFPB”) rule defining “Qualified Mortgage” (“QM”) for purposes of implementing the “ability to repay” law became effective in January 2014 and included a temporary category of QMs for mortgages that satisfy the general product feature requirements of QMs and meet the GSEs’ underwriting requirements (the “temporary category”). The temporary category will phase out when the GSEs’ conservatorship ends, or if sooner, on January 21, 2021.
Dodd-Frank requires a securitizer to retain at least 5% of the risk associated with mortgage loans that are securitized, and in some cases the retained risk may be allocated between the securitizer and the lender that originated the loan. The final rule implementing that requirement became effective on December 24, 2015 for asset-backed securities collateralized by residential mortgages. The final rule exempts securitizations of qualified residential mortgages (“QRMs”) from the risk retention requirement and generally aligns the QRM definition with that of QM. Because there is a temporary category of QMs for mortgages that satisfy the general product feature requirements of QMs and meet the GSEs’ underwriting requirements, lenders that originate loans that are sold to the GSEs while they are in conservatorship would not be required to retain risk associated with those loans. The final rule requires the agencies that implemented the rule to review the QRM definition no later than four years after its effective date and every five years thereafter, and allows each agency to request a review of the definition at any time.
We estimate that for our new risk written in 2014 and 2015, 83% and 85%, respectively, was for loans that would have met the CFPB’s general QM definition and, therefore, the QRM definition. We estimate that approximately 99% of our new risk written in each of 2014 and 2015, was for loans that would have met the temporary category in CFPB’s QM definition. Changes in the treatment of GSE-guaranteed mortgage loans in the regulations defining QM and QRM, or changes in the conservatorship or capital support provided to the GSEs by the U.S. Government, could impact the manner in which the risk-retention rules apply to GSE securitizations, originators who sell loans to GSEs and our business.
We may not continue to meet the GSEs’ mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility.
Substantially all of our insurance written since 2008 has been for loans purchased by the GSEs. The GSEs each revised its PMIERs effective December 31, 2015. The financial requirements of the PMIERs require a mortgage insurer’s “Available Assets” (generally only the most liquid assets of an insurer) to equal or exceed its “Minimum Required Assets” (which are based on an insurer’s book and are calculated from tables of factors with several risk dimensions and are subject to a floor amount).
Based on our interpretation of the PMIERs, as of December 31, 2015, MGIC’s preliminary Available Assets are $5.0 billion and its preliminary Minimum Required Assets are $4.5 billion; and MGIC is in compliance with the financial requirements of the PMIERs and eligible to insure loans purchased by the GSEs. Our Available Assets do not include approximately $100 million of statutory capital in excess of MIC’s minimum policyholder position that remained after MIC repatriated $387 million to MGIC in the fourth quarter of 2015.
If MGIC ceases to be eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings. Factors that may negatively impact MGIC’s ability to continue to comply with the financial requirements of the PMIERs include the following:

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The GSEs may reduce the amount of credit they allow under the PMIERs for the risk ceded under our quota share reinsurance transaction. The GSEs’ ongoing approval of that transaction is subject to several conditions and the transaction will be reviewed under the PMIERs at least annually by the GSEs. For more information about the transaction, see our risk factor titled “The mix of business we write affects the likelihood of losses occurring, our Minimum Required Assets under the PMIERs, and our premium yields.”

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The GSEs could make the PMIERs more onerous in the future; in this regard, the PMIERs provide that the tables of factors that determine Minimum Required Assets will be updated every two years and may be updated more frequently to reflect changes in macroeconomic conditions or loan performance. The GSEs will provide notice 180 days prior to the effective date of table updates. In addition, the GSEs may amend the PMIERs at any time.

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Our future operating results may be negatively impacted by the matters discussed in the rest of these risk factors. Such matters could decrease our revenues, increase our losses or require the use of assets, thereby creating a shortfall in Available Assets.

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Should additional capital be needed by MGIC in the future, additional capital contributions from our holding company may not be available due to competing demands on holding company resources, including for repayment of debt.

While on an overall basis, the amount of Available Assets MGIC must hold in order to continue to insure GSE loans increased under the PMIERs over what state regulation currently requires, our reinsurance transaction mitigates the negative effect of the PMIERs on our returns. In this regard, see the first bullet point above.

The benefit of our net operating loss carryforwards may become substantially limited.
As of December 31, 2015, we had approximately $1.9 billion of net operating losses for tax purposes that we can use in certain circumstances to offset future taxable income and thus reduce our federal income tax liability. Our ability to utilize these net operating losses to offset future taxable income may be significantly limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an ownership change will occur if there is a cumulative change in our ownership by “5-percent shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the corporation’s subsequent use of net operating loss carryovers that arose from pre-ownership change periods and use of losses that are subsequently recognized with respect to assets that had a built-in-loss on the date of the ownership change. The amount of the annual limitation generally equals the fair value of the corporation immediately before the ownership change multiplied by the long-term tax-exempt interest rate (subject to certain adjustments). To the extent that the limitation in a post-ownership-change year is not fully utilized, the amount of the limitation for the succeeding year will be increased.
While we have adopted our Amended and Restated Rights Agreement to minimize the likelihood of transactions in our stock resulting in an ownership change, future issuances of equity-linked securities or transactions in our stock and equity-linked securities that may not be within our control may cause us to experience an ownership change. If we experience an ownership change, we may not be able to fully utilize our net operating losses, resulting in additional income taxes and a reduction in our shareholders’ equity.
We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.
Before paying a claim, we review the loan and servicing files to determine the appropriateness of the claim amount. All of our insurance policies provide that we can reduce or deny a claim if the servicer did not comply with its obligations under our insurance policy, including the requirement to mitigate our loss by performing reasonable loss mitigation efforts or, for example, diligently pursuing a foreclosure or bankruptcy relief in a timely manner. We call such reduction of claims submitted to us “curtailments.” In each of 2014 and 2015, curtailments reduced our average claim paid by approximately 6.7%. After we pay a claim, servicers and insureds sometimes object to our curtailments and other adjustments. We review these objections if they are sent to us within 90 days after the claim was paid.
When reviewing the loan file associated with a claim, we may determine that we have the right to rescind coverage on the loan. (In our SEC reports, we refer to insurance rescissions and denials of claims collectively as "rescissions" and variations of that term.) In recent quarters, approximately 5% of claims received in a quarter have been resolved by rescissions, down from the peak of approximately 28% in the first half of 2009. Our loss reserving methodology incorporates our estimates of future rescissions and reversals of rescissions. A variance between ultimate actual rescission and reversal rates and our estimates, as a result of the outcome of litigation, settlements or other factors, could materially affect our losses.
If the insured disputes our right to rescind coverage, we generally engage in discussions in an attempt to settle the dispute. As part of those discussions, we may voluntarily suspend rescissions we believe may be part of a settlement. Certain settlements require GSE approval. The GSEs consented to settlement agreements we entered into with Countrywide Home Loans, Inc. (“CHL”) and its affiliate, Bank of America, N.A., as successor to Countrywide Home Loans Servicing LP, but there is no guarantee they will approve others. We have reached and implemented settlement agreements that do not require GSE approval, but they have not been material in the aggregate.

If we are unable to reach a settlement, the outcome of a dispute ultimately would be determined by legal proceedings. Under our policies in effect prior to October 1, 2014, legal proceedings disputing our right to rescind coverage may be brought up to three years after the lender has obtained title to the property (typically through a foreclosure) or the property was sold in a sale that we approved, whichever is applicable, and under our master policy effective October 1, 2014, such proceedings may be brought up to two years from the date of the notice of rescission. In a few jurisdictions there is a longer time to bring such proceedings.
Until a liability associated with a settlement agreement or litigation becomes probable and can be reasonably estimated, we consider our claim payment or rescission resolved for financial reporting purposes even though discussions and legal proceedings may have been initiated and are ongoing. Under ASC 450-20, an estimated loss from such discussions and proceedings is accrued for only if we determine that the loss is probable and can be reasonably estimated. The estimated impact that we have recorded is our best estimate of our loss from these matters. If we are not able to implement settlements we consider probable, we intend to defend MGIC vigorously against any related legal proceedings.
In addition to the probable settlements for which we have recorded a loss, we are involved in other discussions and/or proceedings with insureds with respect to our claims paying practices. In addition, holders of loans covered by our previously implemented settlement agreement with CHL that did not consent to that agreement (approximately 11% of the dollar amount of exposure under that agreement) may bring legal proceedings against MGIC with respect to such loans. Although it is reasonably possible that when these matters are resolved we will not prevail in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability. We estimate the maximum exposure associated with matters where a loss is reasonably possible to be approximately $327 million, although we believe we will ultimately resolve these matters for significantly less than this amount. This estimate includes the maximum exposure for losses that we have determined are probable in excess of the provision we have recorded for such losses.
The estimates of our maximum exposure referred to above do not include interest or consequential or exemplary damages.
Mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in December 2004, following denial of class certification in June 2004. Since December 2006, class action litigation has been brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. Beginning in December 2011, MGIC, together with various mortgage lenders and other mortgage insurers, was named as a defendant in twelve lawsuits, alleged to be class actions, filed in various U.S. District Courts. The complaints in all of the cases alleged various causes of action related to the captive mortgage reinsurance arrangements of the mortgage lenders, including that the lenders’ captive reinsurers received excessive premiums in relation to the risk assumed by those captives, thereby violating RESPA. As of the end of the first quarter of 2015, MGIC had been dismissed from all twelve cases. There can be no assurance that we will not be subject to further litigation under RESPA (or FCRA) or that the outcome of any such litigation would not have a material adverse effect on us.
In 2013, we entered into a settlement with the CFPB that resolved a federal investigation of MGIC’s participation in captive reinsurance arrangements without the CFPB or the court making any findings of wrongdoing. As part of the settlement, MGIC agreed that it would not enter into any new captive reinsurance agreement or reinsure any new loans under any existing captive reinsurance agreement for a period of ten years. MGIC had voluntarily suspended most of its captive arrangements in 2008 in response to market conditions and GSE requests. In connection with the settlement, MGIC paid a civil penalty of $2.65 million and the court issued an injunction prohibiting MGIC from violating any provisions of RESPA.
In 2015, MGIC executed a Consent Order with the Minnesota Department of Commerce that resolved that department’s investigation of captive reinsurance matters without making any findings of wrongdoing. The Consent Order provided, among other things, that MGIC is prohibited from entering into any new captive reinsurance agreement or reinsuring any new loans under any existing captive reinsurance agreement for a period of ten years.
Various regulators, including the CFPB, state insurance commissioners and state attorneys general may bring other actions seeking various forms of relief in connection with alleged violations of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our practices are in conformity with applicable laws and regulations, it is not possible to predict the eventual scope, duration or outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.
We are subject to comprehensive, detailed regulation by state insurance departments. These regulations are principally designed for the protection of our insured policyholders, rather than for the benefit of investors. Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. State insurance regulatory authorities could take actions, including changes in capital requirements, that could have a material adverse effect on us. In addition, the CFPB may issue additional rules or regulations, which may materially affect our business.
In December 2013, the U.S. Treasury Department’s Federal Insurance Office released a report that calls for federal standards and oversight for mortgage insurers to be developed and implemented. It is uncertain what form the standards and oversight will take and when they will become effective.
In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.
Resolution of our dispute with the Internal Revenue Service could adversely affect us.
As previously disclosed, the Internal Revenue Service (“IRS”) completed examinations of our federal income tax returns for the years 2000 through 2007 and issued proposed assessments for taxes, interest and penalties related to our treatment of the flow-through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits (“REMICs”). The IRS indicated that it did not believe that, for various reasons, we had established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. We appealed these assessments within the IRS and in August 2010, we reached a tentative settlement agreement with the IRS which was not finalized.
In 2014, we received Notices of Deficiency (commonly referred to as “90 day letters”) covering the 2000-2007 tax years. The Notices of Deficiency reflect taxes and penalties related to the REMIC matters of $197.5 million and at December 31, 2015, there would also be interest related to these matters of approximately $182.9 million. In 2007, we made a payment of $65.2 million to the United States Department of the Treasury which will reduce any amounts we would ultimately owe. The Notices of Deficiency also reflect additional amounts due of $261.4 million, which are primarily associated with the disallowance of the carryback of the 2009 net operating loss to the 2004-2007 tax years. We believe the IRS included the carryback adjustments as a precaution to keep open the statute of limitations on collection of the tax that was refunded when this loss was carried back, and not because the IRS actually intends to disallow the carryback permanently.
We filed a petition with the U.S. Tax Court contesting most of the IRS’ proposed adjustments reflected in the Notices of Deficiency and the IRS has filed an answer to our petition which continues to assert their claim. Litigation to resolve our dispute with the IRS could be lengthy and costly in terms of legal fees and related expenses. We can provide no assurance regarding the outcome of any such litigation or whether a compromised settlement with the IRS will ultimately be reached and finalized. Depending on the outcome of this matter, additional state income taxes and state interest may become due when a final resolution is reached. As of December 31, 2015, those state taxes and interest would approximate $48.8 million. In addition, there could also be state tax penalties. Our total amount of unrecognized tax benefits as of December 31, 2015 is $107.1 million, which represents the tax benefits generated by the REMIC portfolio included in our tax returns that we have not taken benefit for in our financial statements, including any related interest. We continue to believe that our previously recorded tax provisions and liabilities are appropriate. However, we would need to make appropriate adjustments, which could be material, to our tax provision and liabilities if our view of the probability of success in this matter changes, and the ultimate resolution of this matter could have a material negative impact on our effective tax rate, results of operations, cash flows, available assets and statutory capital. In this regard, see our risk factors titled “We may not continue to meet the GSEs’ mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility” and “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”
Because we establish loss reserves only upon a loan default rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.
In accordance with accounting principles generally accepted in the United States, commonly referred to as GAAP, we establish reserves for insurance losses and loss adjustment expenses only when notices of default on insured mortgage loans are received and for loans we estimate are in default but for which notices of default have not yet been reported to us by the servicers (this is often referred to as “IBNR”). Because our reserving method does not take account of losses that could occur from loans that are not delinquent, such losses are not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses on loans that are not currently delinquent may have a material impact on future results as such losses emerge.
Because loss reserve estimates are subject to uncertainties, paid claims may be substantially different than our loss reserves.
When we establish reserves, we estimate the ultimate loss on delinquent loans using estimated claim rates and claim amounts. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporate anticipated mitigation from rescissions. The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions. The deterioration in conditions may include an increase in unemployment, reducing borrowers’ income and thus their ability to make mortgage payments, and a decrease in housing values, which may affect borrower willingness to continue to make mortgage payments when the value of the home is below the mortgage balance. Changes to our estimates could have a material impact on our future results, even in a stable economic environment. In addition, historically, losses incurred have followed a seasonal trend in which the second half of the year has weaker credit performance than the first half, with higher new default notice activity and a lower cure rate.

We rely on our management team and our business could be harmed if we are unable to retain qualified personnel or successfully develop and/or recruit their replacements.
Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. The unexpected departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to obtain other personnel to manage and operate our business. In addition, we will be required to replace the knowledge and expertise of our aging workforce as our workers retire. In either case, there can be no assurance that we would be able to develop or recruit suitable replacements for the departing individuals; that replacements could be hired, if necessary, on terms that are favorable to us; or that we can successfully transition such replacements in a timely manner. We currently have not entered into any employment agreements with our officers or key personnel. Volatility or lack of performance in our stock price may affect our ability to retain our key personnel or attract replacements should key personnel depart. Without a properly skilled and experienced workforce, our costs, including productivity costs and costs to replace employees may increase, and this could negatively impact our earnings.
Our reinsurance agreement with unaffiliated reinsurers allows each reinsurer to terminate such reinsurer’s portion of the transaction on a run-off basis if during any six month period prior to July 1, 2016, two or more officers with positions of executive vice president or higher (of which there are currently four) depart, the departures result in a material adverse impact on our underwriting and risk management practices or policies, and such reinsurer timely objects to the replacements of such executives. We view such a termination as unlikely.
Loan modification and other similar programs may not continue to provide substantial benefits to us.
The federal government, including through the U.S. Department of the Treasury and the GSEs, and several lenders have modification programs to make loans more affordable to borrowers with the goal of reducing the number of foreclosures. During 2014 and 2015, we were notified of modifications that cured delinquencies that had they become paid claims would have resulted in approximately $0.8 billion and $0.6 billion, respectively, of estimated claim payments. These levels are down from a high of $3.2 billion in 2010.
One loan modification program is the Home Affordable Modification Program (“HAMP”). We are aware of approximately 5,065 loans in our primary delinquent inventory at December 31, 2015 for which the HAMP trial period has begun and which trial periods have not been reported to us as completed or cancelled. Through December 31, 2015, approximately 62,500 primary loans that we continue to insure have cured their delinquency after entering HAMP and are not in default. The interest rates on certain loans modified under HAMP are subject to adjustment five years after the modification was entered into. Such adjustments are limited to an increase of one percentage point per year.

The GSEs’ Home Affordable Refinance Program (“HARP”), allows borrowers who are not delinquent but who may not otherwise be able to refinance their loans under the current GSE underwriting standards, to refinance their loans. We allow HARP refinances on loans that we insure, regardless of whether the loan meets our current underwriting standards, and we account for the refinance as a loan modification (even where there is a new lender) rather than new insurance written. As of December 31, 2015, approximately 13% of our primary insurance in force had benefitted from HARP and was still in force.
In each of 2014 and 2015, approximately 16% of our primary cures were the result of modifications, with HAMP accounting for approximately 67% and 66% of the modifications in each of those periods, respectively. Although the HAMP and HARP programs have been extended through December 2016, we believe that we have realized the majority of the benefits from them because the number of loans insured by us that we are aware are entering those programs has decreased significantly.
We cannot determine the total benefit we may derive from loan modification programs, particularly given the uncertainty around the re-default rates for defaulted loans that have been modified. Our loss reserves do not account for potential re-defaults of current loans.
If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.
The factors that affect the volume of low down payment mortgage originations include:

•	restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders,

•	the level of home mortgage interest rates and the deductibility of mortgage interest for income tax purposes,

•	the health of the domestic economy as well as conditions in regional and local economies and the level of consumer confidence,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinanced loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.
A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance, decrease our new insurance written and reduce our revenues. For other factors that could decrease the demand for mortgage insurance, see our risk factor titled “The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.”
State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.
The insurance laws of 16 jurisdictions, including Wisconsin, our domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to the risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “State Capital Requirements.” While they vary among jurisdictions, the most common State Capital Requirements allow for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if (i) the percentage decrease in capital exceeds the percentage decrease in insured risk, or (ii) the percentage increase in capital is less than the percentage increase in insured risk. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position (“MPP”). The “policyholder position” of a mortgage insurer is its net worth or surplus, contingency reserve and a portion of the reserves for unearned premiums.
At December 31, 2015, MGIC’s preliminary risk-to-capital ratio was 12.1 to 1, below the maximum allowed by the jurisdictions with State Capital Requirements, and its preliminary policyholder position was $1.2 billion above the required MPP of $1.1 billion. In calculating our risk-to-capital ratio and MPP, we are allowed full credit for the risk ceded under our reinsurance transaction with a group of unaffiliated reinsurers. It is possible that under the revised State Capital Requirements discussed below, MGIC will not be allowed full credit for the risk ceded to the reinsurers. If MGIC is not allowed an agreed level of credit under either the State Capital Requirements or the PMIERs, MGIC may terminate the reinsurance agreement, without penalty. At this time, we expect MGIC to continue to comply with the current State Capital Requirements; however, you should read the rest of these risk factors for information about matters that could negatively affect such compliance.
At December 31, 2015, the preliminary risk-to-capital ratio of our combined insurance operations (which includes reinsurance affiliates) was 13.6 to 1. Reinsurance transactions with affiliates permit MGIC to write insurance with a higher coverage percentage than it could on its own under certain state-specific requirements. A higher risk-to-capital ratio on a combined basis may indicate that, in order for MGIC to continue to utilize reinsurance arrangements with its affiliates, additional capital contributions to the reinsurance affiliates could be needed.
The NAIC previously announced that it plans to revise the minimum capital and surplus requirements for mortgage insurers that are provided for in its Mortgage Guaranty Insurance Model Act. A working group of state regulators is drafting the revisions, although no date has been established by which the NAIC must propose revisions to such requirements. Depending on the scope of revisions made by the NAIC, MGIC may be prevented from writing new business in the jurisdictions adopting such revisions.
If MGIC fails to meet the State Capital Requirements of Wisconsin and is unable to obtain a waiver of them from the OCI, MGIC could be prevented from writing new business in all jurisdictions. If MGIC fails to meet the State Capital Requirements of a jurisdiction other than Wisconsin and is unable to obtain a waiver of them, MGIC could be prevented from writing new business in that particular jurisdiction. It is possible that regulatory action by one or more jurisdictions, including those that do not have specific State Capital Requirements, may prevent MGIC from continuing to write new insurance in such jurisdictions. If we are unable to write business in all jurisdictions, lenders may be unwilling to procure insurance from us anywhere. In addition, a lender’s assessment of the future ability of our insurance operations to meet the State Capital Requirements or the PMIERs may affect its willingness to procure insurance from us. In this regard, see our risk factor titled “Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and/or increase our losses.”A possible future failure by MGIC to meet the State Capital Requirements or the PMIERs will not necessarily mean that MGIC lacks sufficient resources to pay claims on its insurance liabilities. While we believe MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force on a timely basis, you should read the rest of these risk factors for information about matters that could negatively affect MGIC’s claims paying resources.
Downturns in the domestic economy or declines in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing.
Losses result from events that reduce a borrower’s ability or willingness to continue to make mortgage payments, such as unemployment, health issues, family status, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, higher interest rates generally or changes to the deductibility of mortgage interest for income tax purposes, or other factors. Changes in housing values and unemployment levels are inherently difficult to forecast given the uncertainty in the current market environment, including uncertainty about the effect of actions the federal government has taken and may take with respect to tax policies, mortgage finance programs and policies, and housing finance reform.
The mix of business we write affects the likelihood of losses occurring, our Minimum Required Assets under the PMIERs, and our premium yields.
Even when housing values are stable or rising, mortgages with certain characteristics have higher probabilities of claims. These characteristics include loans with higher loan-to-value ratios, lower FICO credit scores, limited underwriting, including limited borrower documentation, or higher total debt-to-income ratios, as well as loans having combinations of higher risk factors. As of December 31, 2015, approximately 16.2% of our primary risk in force consisted of loans with loan-to-value ratios greater than 95%, 4.6% had FICO credit scores below 620, and 4.6% had limited underwriting, including limited borrower documentation, each attribute as determined at the time of loan origination. A material number of these loans were originated in 2005 - 2007 or the first half of 2008. For information about our classification of loans by FICO credit score and documentation, see the footnotes to the Additional Information contained in this press release.
The Minimum Required Assets under the PMIERs are, in part, a function of the direct risk-in-force and the risk profile of the loans we insure, considering loan-to-value ratio, credit score, vintage, HARP status and delinquency status; and whether the loans were insured under lender paid mortgage insurance policies or other policies that are not subject to automatic termination consistent with the Homeowners Protection Act requirements for borrower paid mortgage insurance. Therefore, if our direct risk-in-force increases through increases in new insurance written, or if our mix of business changes to include loans with higher loan-to-value ratios or lower credit scores, for example, or if we insure more loans under lender-paid mortgage insurance policies, we will be required to hold more Available Assets in order to maintain GSE eligibility.
From time to time, in response to market conditions, we change the types of loans that we insure and the requirements under which we insure them. We also change our underwriting guidelines, in part through aligning some of them with Fannie Mae and Freddie Mac for loans that receive and are processed in accordance with certain approval recommendations from a GSE automated underwriting system. As a result of changes to our underwriting guidelines and requirements and other factors, our business written beginning in the second half of 2013 is expected to have a somewhat higher claim incidence than business written in 2009 through the first half of 2013. However, we believe this business presents an acceptable level of risk. Our underwriting requirements are available on our website at http://www.mgic.com/underwriting/ index.html. We monitor the competitive landscape and will make adjustments to our pricing and underwriting guidelines as warranted. We also make exceptions to our underwriting requirements on a loan-by-loan basis and for certain customer programs. Together, the number of loans for which exceptions were made accounted for fewer than 2% of the loans we insured in each of 2014 and 2015.
As noted above in our risk factor titled “We may not continue to meet the GSEs’ mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility,” in 2014 and 2015, we increased the percentage of our business from lender-paid single premium policies. Depending on the actual life of a single premium policy and its premium rate relative to that of a monthly premium policy, a single premium policy may generate more or less premium than a monthly premium policy over its life. Currently, we expect to receive less lifetime premium from a new lender-paid single premium policy than we would from a new borrower-paid monthly premium policy.
We entered into a quota share reinsurance transaction with a group of unaffiliated reinsurers that was restructured effective July 1, 2015. Although the transaction reduces our premiums, it has a lesser impact on our overall results, as losses ceded under the transaction reduce our losses incurred and the ceding commission we receive reduces our underwriting expenses. The net cost of reinsurance, with respect to a covered loan, is 6% (but can be lower if losses are materially higher than we expect). This cost is derived by dividing the reduction in our pre-tax net income from such loan with reinsurance by our direct (that is, without reinsurance) premiums from such loan. Although the net cost of the reinsurance is generally constant at 6%, the effect of the reinsurance on the various components of pre-tax income will vary from period to period, depending on the level of ceded losses. The 2015 restructuring of the reinsurance transaction caused volatility in our 2015 premium yield and we expect it to reduce our premium yield in 2016.
In addition to the effect of reinsurance on our premium yield, we expect a modest decline in premium yield resulting from the premium rates themselves: the books we wrote before 2009, which have a higher average premium rate than subsequent books, are expected to continue to decline as a percentage of the insurance in force; and the average premium rate on these books is also expected to decline as the premium rates reset to lower levels at the time the loans reach the ten-year anniversary of their initial coverage date. However, for loans that have utilized HARP, the initial ten-year period was reset to begin as of the date of the HARP transaction. As of December 31, 2015, approximately 24%, 28%, 36%, and 51% of the insurance in force from 2005, 2006, 2007, and 2008, respectively, has been reported to us as utilizing HARP.
The circumstances in which we are entitled to rescind coverage have narrowed for insurance we have written in recent years. During the second quarter of 2012, we began writing a portion of our new insurance under an endorsement to our then existing master policy (the “Gold Cert Endorsement”), which limited our ability to rescind coverage compared to that master policy. The Gold Cert Endorsement is filed as Exhibit 99.7 to our quarterly report on Form 10-Q for the quarter ended March 31, 2012 (filed with the SEC on May 10, 2012).

To comply with requirements of the GSEs, in 2014 we introduced a new master policy. Our rescission rights under our new master policy are comparable to those under our previous master policy, as modified by the Gold Cert Endorsement, but may be further narrowed if the GSEs permit modifications to them. Our new master policy is filed as Exhibit 99.19 to our quarterly report on Form 10-Q for the quarter ended September 30, 2014 (filed with the SEC on November 7, 2014). All of our primary new insurance on loans with mortgage insurance application dates on or after October 1, 2014, was written under our new master policy. As of December 31, 2015, approximately 48% of our flow, primary insurance in force was written under our Gold Cert Endorsement or our new master policy.
As of December 31, 2015, approximately 2.2% of our primary risk in force consisted of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing. If interest rates should rise between the time of origination of such loans and when their interest rates may be reset, claims on ARMs and adjustable rate mortgages whose interest rates may only be adjusted after five years would be substantially higher than for fixed rate loans. In addition, we have insured “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs. We believe claim rates on these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.

Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting requirements. We do, however, believe that our insurance written beginning in the second half of 2008 will generate underwriting profits.
The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.
We set premiums at the time a policy is issued based on our expectations regarding likely performance over the long-term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition.
Our current expectation is that the incurred losses from our 2005-2008 books, although declining, will continue to generate a material portion of our total incurred losses for a number of years. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices, which in turn will be influenced by general economic conditions and other factors.
We are susceptible to disruptions in the servicing of mortgage loans that we insure.
We depend on reliable, consistent third-party servicing of the loans that we insure. Over the last several years, the mortgage loan servicing industry has experienced consolidation and an increase in the number of specialty servicers servicing delinquent loans. The resulting change in the composition of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. Further changes in the servicing industry resulting in the transfer of servicing could cause a disruption in the servicing of delinquent loans which could reduce servicers’ ability to undertake mitigation efforts that could help limit our losses. Future housing market conditions could lead to additional increases in delinquencies and transfers of servicing.
Changes in interest rates, house prices or mortgage insurance cancellation requirements may change the length of time that our policies remain in force.
The premium from a single premium policy is collected upfront and generally earned over the estimated life of the policy. In contrast, premiums from a monthly premium policy are received and earned each month over the life of the policy. In each year, most of our premiums received are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is also generally referred to as persistency, is a significant determinant of our revenues. Future premiums on our monthly paid insurance policies in force represent a material portion of our claims paying resources and a low persistency rate will reduce those future premiums. In contrast, a higher than expected persistency rate will decrease the profitability from single premium policies because they will remain in force longer than was estimated when the policies were written.

The monthly premium program used for the substantial majority of loans we insured provides that, for the first ten years of the policy, the premium is determined by the product of the premium rate and the initial loan balance; thereafter, a lower premium rate is applied to the initial loan balance. The initial ten-year period is reset when the loan is refinanced under HARP. The premiums on many of the policies in our 2005 book that were not refinanced under HARP reset in 2015 and the premiums on many of the policies in our 2006 book that were not refinanced under HARP will reset in 2016. As of December 31, 2015, approximately 4%, 7%, 14% and 7%, of our primary risk-in-force was written in 2005, 2006, 2007 and 2008, respectively, and approximately 24%, 28%, 36%, and 51% of that remaining insurance in force, respectively, has been refinanced under HARP.
Our persistency rate was 79.7% at December 31, 2015, compared to 82.8% at December 31, 2014, and 79.5% at December 31, 2013. During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003.
Our persistency rate is primarily affected by the level of current mortgage interest rates compared to the mortgage coupon rates on our insurance in force, which affects the vulnerability of the insurance in force to refinancing. Our persistency rate is also affected by mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.
Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.
As noted above under our risk factor titled “We may not continue to meet the GSEs’ mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility,” although we are currently in compliance with the financial requirements of the PMIERs, there can be no assurance that we would not seek to issue non-dilutive debt capital or to raise additional equity capital to manage our capital position under the PMIERs or for other purposes. Any future issuance of equity securities may dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.
We have $389.5 million principal amount of 9% Convertible Junior Subordinated Debentures outstanding. The principal amount of the debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. We have the right, and may elect, to defer interest payable under the debentures in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also convertible into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We may elect to pay cash for some or all of the shares issuable upon a conversion of the debentures. We also have $333.5 million principal amount of 5% Convertible Senior Notes and $500 million principal amount of 2% Convertible Senior Notes outstanding. The 5% Convertible Senior Notes are convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.4186 shares per $1,000 principal amount at any time prior to the maturity date. This represents an initial conversion price of approximately $13.44 per share. Prior to January 1, 2020, the 2% Convertible Senior Notes are convertible only upon satisfaction of one or more conditions. One such condition is that conversion may occur during any calendar quarter commencing after March 31, 2014, if the last reported sale price of our common stock for each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day. The notes are convertible at an initial conversion rate, which is subject to adjustment, of 143.8332 shares per $1,000 principal amount. This represents an initial conversion price of approximately $6.95 per share. 130% of such conversion price is $9.03. On or after January 1, 2020, holders may convert their notes irrespective of satisfaction of the conditions. We do not have the right to defer interest on our Convertible Senior Notes. For a discussion of the dilutive effects of our convertible securities on our earnings per share, see Note 6 - “Earnings per Share” to our consolidated financial statements in our Quarterly Report on Form 10-Q filed with the SEC on November 6, 2015.
Our debt obligations materially exceed our holding company cash and investments.
At December 31, 2015, we had approximately $402 million in cash and investments at our holding company and our holding company’s debt obligations were $1,223 million in aggregate principal amount, consisting of $334 million of Convertible Senior Notes due in 2017, $500 million of Convertible Senior Notes due in 2020 and $390 million of Convertible Junior Debentures due in 2063. Annual debt service on the debt outstanding as of December 31, 2015, is approximately $62 million. We have from time to time (most recently in the fourth quarter of 2015) purchased our debt securities, including those that are convertible, and may continue to do so in the future.
The Convertible Senior Notes and Convertible Junior Debentures are obligations of our holding company, MGIC Investment Corporation, and not of its subsidiaries. Our holding company has no material sources of cash inflows other than investment income. The payment of dividends from our insurance subsidiaries, which other than raising capital in the public markets is the principal source of our holding company cash inflow, is restricted by insurance regulation. MGIC is the principal source of dividend-paying capacity and OCI authorization is required for MGIC to pay dividends. Although MGIC has not paid any dividends to our holding company since 2008, we are discussing with the OCI the resumption of ongoing dividends in 2016. If any additional capital contributions to our subsidiaries were required, such contributions would decrease our holding company cash and investments.
We could be adversely affected if personal information on consumers that we maintain is improperly disclosed and our information technology systems may become outdated and we may not be able to make timely modifications to support our products and services.
We rely on the efficient and uninterrupted operation of complex information technology systems. All information technology systems are potentially vulnerable to damage or interruption from a variety of sources. As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.
In addition, we are in the process of upgrading certain of our information systems that have been in place for a number of years. The implementation of these technological improvements is complex, expensive and time consuming. If we fail to timely and successfully implement the new technology systems, or if the systems do not operate as expected, it could have an adverse impact on our business, business prospects and results of operations.